Exhibit 99.1

Organogenesis Announces Favorable Court Ruling Dismissing Securities Fraud Case

April 3, 2024 at 7:30 AM EDT

CANTON, Mass., April 03, 2024 (GLOBE NEWSWIRE) — Organogenesis Holdings Inc. (NASDAQ: ORGO) a leading regenerative medicine company focused on the development, manufacture, and commercialization of product solutions for the Advanced Wound Care and Surgical & Sports Medicine markets, today announced that on March 29, 2024, the United States District Court for the Eastern District of New York granted, with prejudice, the Company’s motion to dismiss all claims asserted.

“We are very pleased with the Court’s decision,” said Lori Freedman, Chief Administrative and Legal Officer for Organogenesis. “We are happy to have this behind us so we can continue to focus on our mission to substantially improve patient outcomes while lowering the overall cost of care.”

About Organogenesis Holdings Inc.

Organogenesis Holdings Inc. is a leading regenerative medicine company focused on the development, manufacture and commercialization of solutions for the advanced wound care and surgical and sports medicine markets. Organogenesis offers a comprehensive portfolio of innovative regenerative products to address patient needs across the continuum of care. For more information, visit www.organogenesis.com.

Investor Inquiries: ICR Westwicke Mike Piccinino, CFA OrganoIR@westwicke.com Press and Media Inquiries: Organogenesis communications@organo.com